           QUEBEC INTERCONNECTION TRANSFER AGREEMENT

     WHEREAS, NEW ENGLAND POWER COMPANY, a Massachusetts corporation ("NEP"), and USGEN NEW ENGLAND, INC., a Delaware corporation ("Asset Purchaser"), along with The Narragansett Electric Company, are parties to an Asset Purchase Agreement, dated August 5, 1997; and

     WHEREAS, under section 2.3(a)(i) of the Asset Purchase Agreement, Asset Purchaser has agreed to assume NEP's rights and obligations under certain contracts associated with the purchase of energy from Hydro-Quebec, a Canadian utility, and the support and use of the HVDC interconnection ("Interconnection") between Hydro-Quebec, a Canadian utility, and the New England Power Pool ("NEPOOL"); and

     WHEREAS the respective rights and obligations of Hydro-Quebec and certain members of NEPOOL collectively regarding the Interconnection are set forth in the Interconnection Agreement between Hydro-Quebec and NEPOOL, dated March 21, 1983, and the Energy Banking Agreement between Hydro-Quebec, NEPOOL, New England Electric Transmission Company, and Vermont Electric Transmission Company, dated March 21, 1983; and

     WHEREAS Asset Purchaser intends to become a member of NEPOOL, and as such will enjoy the rights and undertake the obligations of NEPOOL members under the Interconnection Agreement, pursuant to section 15.3 thereof, and under the Energy Banking Agreement, under section 12.3 thereof; and

     WHEREAS, under the PPA Transfer Agreement (an agreement between NEP and Asset Purchaser transferring to Asset Purchaser NEP's rights and obligations under specified power purchase agreements) dated August 5, 1997, NEP has transferred to Asset Purchaser NEP's rights and obligations under the Energy Contract, an agreement between Hydro Quebec and NEPOOL dated March 21, 1983, and the Firm Energy Contract, an agreement between Hydro Quebec and 37 NEPOOL participants dated October 14, 1985; and

     WHEREAS the respective rights and obligations of NEPOOL members among themselves and of NEP with respect to Hydro-Quebec with respect to the Interconnection are set forth in, inter alia, the following agreements (each, as amended, supplemented, or restated, a "Commitment"):

     Agreement with Respect to Use of the Quebec Interconnection, dated December 1, 1981, as amended and restated as of September 1, 1985, and as further amended and restated as of November 19, 1997, and as further amended as of April 8, 1998 ("Use Agreement");

     Phase I Vermont Transmission Line Support Agreement, dated December 1, 1981, as amended on June 1, 1982, November 1, 1982, and January 1, 1986; Phase I Terminal Facility Support Agreement, dated December 1, 1981, as amended June 1, 1982, November 1, 1982 and January 1, 1986.

     Phase II Boston Edison AC Facilities Support Agreement, dated June 1, 1985, as amended May 1, 1986, February 1, 1987, June 1, 1987, September 1, 1987, and August 1, 1988;

     Phase II New England Power AC Facilities Support Agreement, dated June 1, 1985, as amended May 1, 1986, February 1, 1987, June 1, 1987,
     September 1, 1987, and August 1, 1988 ("NEP Facilities Support
     Agreement");

     Phase II Massachusetts Transmission Facilities Support Agreement, dated June 1, 1985, as amended May 1, 1986, February 1, 1987, June 1, 1987, September 1, 1987, October 1, 1987, August 1, 1988, and January 1, 1989; and

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     Phase II New Hampshire Transmission Facilities Support Agreement, dated
     June 1, 1985, as amended May 1, 1986, February 1, 1987, June 1, 1987, September 1, 1987, October 1, 1987, August 1, 1988, January 1, 1989, and January 1, 1990; and

     NEP/Hydro-Quebec Interconnection Agreement dated as of December 19,
     1996.

     WHEREAS, it is the intention of NEP and Asset Purchaser hereby to enter into an agreement to fulfil the commitment of section 2.3(a)(i) of the Asset Purchase Agreement;

     NOW THEREFORE, this QUEBEC INTERCONNECTION TRANSFER AGREEMENT ("Agreement") is dated as of September 1, 1998, and is made by and between NEP and Asset Purchaser. This Agreement sets forth the terms and conditions under which NEP will transfer to Asset Purchaser the benefits, rights, and privileges associated with the Commitments and Asset Purchaser will undertake the payment obligations associated with the Commitments, except for NEP's rights and obligations under the NEP Facilities Support Agreement and except that regarding NEP's right to designate a representative to serve on the Advisory Committee provided for in Section 6 of the Massachusetts Facilities Support Agreement and Section 6 of the New Hampshire Facilities Support Agreement (hereinafter "the Section 6 Right"), the Asset Purchaser shall have an option to exercise the Section 6 Right. With regard to the NEP Facilities Support Agreement NEP will transfer to Asset Purchaser such benefits, rights, and privileges, and only such benefits, rights, and privileges, as NEP enjoys as a Supporter under said Commitment, and Asset Purchaser will undertake such obligations, and only such obligations, as NEP has undertaken as a Supporter under said Commitment. NEP will retain all of its rights and obligations under the NEP Facilities Support Agreement as owner and operator of the facilities that are the subject of said agreement. NEP and Asset Purchaser desire said transfer and undertaking to occur concurrently with the sale of NEP's generation business to Asset Purchaser pursuant to the Asset Purchase Agreement.

1. The Commitments are incorporated into this Agreement by reference. A Commitment shall be automatically deleted from the Commitments incorporated in this Agreement without further action by the parties
     (I) on the effective date of any Novation (defined in Section as 7, below), (ii) upon the expiration of a Commitment pursuant to its terms, or (iii) upon the termination of a Commitment pursuant to the written agreement of the parties thereto.

2. This Agreement shall become effective on the Effective Date (as defined in Section 12) and shall remain in effect until Asset Purchaser has made payment to NEP of amounts owed pursuant to Section 4 of this Agreement and NEP has made payment to Asset Purchaser of any amounts owed pursuant to Section 3 or 4 of this Agreement for the last month in which a Commitment remains incorporated in this Agreement.

     (a) Commencing as of the Effective Date, and terminating upon the termination of the Use Agreement, pursuant to section 6 of said Agreement, NEP transfers to Asset Purchaser the right to use all of NEP's Percentage Interest in the Transfer Capability of the Interconnection. Such transfer shall be subject to the conditions set forth in section 6 of said Agreement.

     (b) Asset Purchaser agrees that, to the extent it elects not to use a portion of the Transfer Capability transferred under subsection
          (a) of this section, Asset Purchase shall so notify NEP in writing, and NEP may make such Transfer Capability available under NEP's open access transmission tariff on file with the Federal Energy Regulatory Commission, and Asset Purchaser agrees to provide NEP with all information that NEP reasonably requests for the purpose of calculating the Annual Opportunity Cost Charge in Attachment Q, Exhibit 2 of the tariff to each Customer that uses a portion of the Transfer Capability.
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     (c)  Commencing as of the Effective Date, NEP agrees that it will provide to Asset Purchaser all benefits accruing to NEP under each of the Commitments, except for the NEP Facilities Support Agreement, and that Asset Purchaser may exercise all rights and privileges of NEP under each of the Commitments; provided, however, that NEP shall retain the Section 6 Right subject to Asset Purchaser's option, exercisable in Asset Purchaser's sole discretion, to direct NEP to transfer to it the Section 6 Right. Commencing as of the Effective Date, NEP agrees that, if and to the extent Asset Purchaser does not enjoy the rights of NEPOOL members under the Interconnection Agreement, NEP will provide to Asset Purchaser all benefits accruing to NEP under the Interconnection Agreement, and that Asset Purchaser may exercise all rights and privileges of NEP under the Interconnection Agreement, and that Asset Purchaser may exercise all rights and privileges of NEP under the Interconnection Agreement and the Interconnection Agreement shall be deemed to be a "Commitment" under this Agreement. Commencing as of the Effective Date, NEP agrees that, if and to the extent Asset Purchaser does not enjoy the rights of NEPOOL members under the Energy Banking Agreement, NEP will provide to Asset Purchaser all benefits accruing to NEP under the Energy Banking Agreement, and that Asset Purchaser may exercise all rights and privileges of NEP under the Energy Banking Agreement and the Energy Banking Agreement shall be deemed to be a "Commitment" under this Agreement.

     (d) Commencing as of the Effective Date, NEP agrees that it will provide Asset Purchaser such benefits accruing to NEP under the NEP Facilities Support Agreement, and only such benefits, as NEP enjoys jointly with the other Supporters of the NEP Facilities Support Agreement and that Asset Purchaser may exercise such rights and privileges of NEP under the NEP Facilities Support Agreement, and only such rights and privileges, as NEP enjoys jointly with the other Supporters of the NEP Facilities Support Agreement.

     (e) Commencing as of the Effective Date, Asset Purchaser agrees to maintain a billing settlement account at NEPOOL. The benefits and obligations relating to the NEPOOL settlement process that are being transferred under this Agreement, including but not limited to capability responsibility, shall be reflected in the Asset Purchaser's settlement account.

4. Commencing as of the month following the Effective Date, Asset Purchaser agrees to pay to NEP (unless mutually agreeable arrangements are in place for Asset Purchaser to make direct payments under a Commitment) each month all amounts properly due for the preceding month, under each Commitment that remained incorporated in the Agreement during the previous month, from NEP to any party to such Commitment, including such amounts for which NEP is responsible solely as a Supporter, and not as owner and/or operator, under the NEP Facilities Support Agreement, except that during the first month following the Effective Date, Asset Purchaser shall pay to NEP the amount described in subsection (b) of this section. The amounts properly due for the preceding month shall include any charges to NEP associated with goods or services provided pursuant to the Commitments in months prior to the preceding month but subsequent to the Effective Date, including billing adjustments and true-ups, any charges or costs resulting from regulatory or court orders, and any associated interest, but specifically excluding any general and administrative costs incurred by NEP in administering Attachment Q of NEP's open access transmission tariff, and shall be increased by any costs incurred by NEP or reduced by any revenues received by NEP, both associated with the sale of Transfer Capability under section 3(b). Asset Purchaser's rights to audit NEP's bills shall be governed by NEP's open access transmission tariff. Asset Purchaser shall make payment under this section by wire transfer of immediately available funds at least one business day before such payment is due by

     NEP under each Commitment as to allow NEP to make timely payment under such Commitment. In turn, each month NEP agrees to timely pay all amounts due under each Commitment, which includes the amount NEP receives from Asset Purchaser in connection with such Commitment.

     (a) During the first month following the Effective Date, Asset Purchaser agrees to pay to NEP a portion of all amounts properly due for the preceding month, under each Commitment that remained incorporated in the Agreement during the previous month, from NEP to any party to such Commitment, including such amounts for which NEP is responsible as a Supporter under the NEP Facilities Support Agreement. Such portion shall be determined according to the ratio of the number of days in the month for which Asset Purchaser has a payment obligation under this Agreement to the total number of days in the month.

     (b) Upon and after the Effective Date, NEP shall notify Asset Purchaser within a reasonable time of any and all amounts which are then or thereafter received, under each Commitment, by NEP from any other party to such Commitments, except for payments received by NEP as owner and operator of the facilities that are the subject of the NEP Facilities Support Agreement. Such amounts shall include, without limitation, any aggregate differential balances under any Commitment and the benefit of and proceeds from any security deposits, letters of credit or other similar instruments or accounts established for the benefit of NEP by such other party. At Asset Purchaser's direction, NEP shall pay such amount to Asset Purchaser or irrevocably and unconditionally assign and thereafter hold for the benefit of and/or credit to Asset Purchaser against payments due from it to NEP under Section 4 hereof or at the termination of this Agreement. Such amount shall exclude any credits or refunds received by NEP after the Effective Date which relate to billing errors or reconciliations of pre-Effective Date bills, and any amounts paid by such other party to NEP with respect to disputes arising before the Effective Date that are attributable to a period prior to the Effective Date.

5. Effective as of the Effective Date, NEP hereby irrevocably and unconditionally appoints Asset Purchaser as its representative and agent for all purposes under each Commitment except for the NEP Facilities Support Agreement and except for NEP's Section 6 Right, subject to the Asset Purchaser's exercise of the option described in Section 3(c). Effective as of the Effective Date, NEP hereby further irrevocably and unconditionally appoints Asset Purchaser as its representative and agent for any actions, and only such actions, that might be taken by NEP as a Supporter under the NEP Facilities Support Agreement. Asset Purchaser is hereby authorized under such appointments to take all actions that NEP may lawfully take under such Commitments without further approval by NEP, including, without limitation, the following: with respect to all matters arising under such Commitments, deal directly with the other parties to such Commitment, the New England Power Pool (NEPOOL), the Independent System Operator (as designated under the Restated NEPOOL Agreement as filed with the Federal Energy Regulatory Commission on December 31, 1996, and as amended from time to time), other transporters of electric energy, federal, state and local governmental authorities, and any other persons; act on NEP's behalf in the prosecution or defense, as the case may be, of any rights or liabilities arising under such Commitments; monitor the parties' performance under the Commitments; review and audit all bills and related documentation rendered pursuant to the Commitments; and on NEP's behalf enter into amendments to such Commitments of any nature; provided, however Asset Purchaser shall not (i) amend any Commitment in a manner that affects NEP's rights or obligations under such Commitment prior to the Effective Date; (ii) amend any Commitment to extend the term thereof or increase NEP's obligations thereunder without NEP's consent, which shall not be unreasonably withheld and provided, further, that Asset Purchaser need not seek NEP's consent for amendments, extensions, or increases in NEP obligations if (i) the net present value of any increase on NEP obligations created thereby is less than five million dollars ($5,000,000) and (ii) Asset Purchaser shall have attained and maintained
     (A) "net worth," or "consolidated net worth," if applicable, as determined in accordance with U.S. generally accepted accounting principles and reflected in an audited balance sheet (or consolidated balance sheet, if applicable) ("Net Worth") at least equal to $500,000,000, and (B) an Investment Grade Rating, as defined below. For purposes hereof, "Investment Grade Rating" means either (i) and S&P Credit Rating (as defined below) of BBB or above or (ii) a Moody's Credit Rating (as defined below) of Baa2 or above. "S&P Credit Rating" shall mean the rating assigned by Standard & Poor's Ratings Group ("S&P") to the senior unsecured long-term debt of the Asset Purchaser (or, in the event that none of the Asset Purchaser's senior unsecured debt is rated by S&P, the Asset Purchaser's implied senior unsecured debt rating), and "Moody's Credit Rating" shall mean the rating level assigned by Moody's Investor Service, Inc. ("Moody's") to the senior unsecured long-term debt of the Asset Purchaser (or, in the event that none of the Asset Purchaser's senior unsecured debt is rated by Moody's, the Asset Purchaser's implied senior unsecured debt rating). Asset Purchaser shall have the right to delegate to its affiliates or third parties any of its responsibilities under this Section 5. NEP hereby agrees to provide and deliver to Asset Purchaser all information which NEP now has or hereafter acquires or to which it is entitled with respect to each Commitment and Asset Purchaser hereby agrees with respect to such information to be subject to any confidentiality provisions of such Commitment and any restrictions on the dissemination of such information as are required by the Federal Energy Regulatory Commission. NEP also agrees to participate at Asset Purchaser's request and under Asset Purchaser's direction in any governmental proceeding with respect to the Commitments or this Agreement. Notwithstanding any provision to the contrary in this section, NEP shall have the right, and nothing in this Agreement shall limit NEP's right, to take a position on its own behalf and to submit testimony, make filings, and otherwise assert and defend such position in connection with any matter or proceeding concerning the recovery of costs associated with any Commitment in NEP's transmission rates. Neither of the parties shall institute proceedings concerning this Agreement under sections 205 or 206 of the Federal Power Act without the consent of the other party, which consent shall not be unreasonably withheld.

     (a) NEP agrees not to agree to any amendment to, termination of, or waiver of rights under a Commitment other than the NEP Facilities Support Agreement without Asset Purchaser's consent, which Asset Purchaser may grant or withhold in its sole discretion. NEP will not take any actions inconsistent with the provisions of Section 5.

6. NEP will indemnify, defend and hold harmless the Asset Purchaser from and against any and all claims, demands or suits (by any person), losses, liabilities, damages (excluding consequential or special damages), obligations, payments, costs and expenses (including, without limitation, the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements, and compromises relating thereto and reasonable attorneys' fees and reasonable disbursements in connection therewith) to the extent the foregoing are not covered by insurance (each, an "Indemnifiable Loss"), asserted against or suffered by Asset Purchaser relating to, resulting from or arising out of any payment obligation of NEP resulting from or contained in this Agreement or any obligation of NEP for any acts or omissions under the Commitments incurred prior to the Effective Date. For purpose hereof NEP's and Asset Purchaser's administrative costs incurred in administering the Commitments and performing their obligations under this Agreement shall not be an Indemnifiable Loss. For purposes hereof, any failure of NEP to perform any act required to be performed by it under a Commitment (other than as owner/operator under the NEP

     Facilities Support Agreement) which increases the amounts payable by Asset Purchaser under Section 4(a) hereof shall be entitled to indemnification hereunder.

     (a) Asset Purchaser will indemnify, defend and hold harmless NEP from and against any and all Indemnifiable Losses asserted against or suffered by NEP relating to, resulting from or arising out of any payment obligation of, or exercise of rights as NEP's agent by, Asset Purchaser resulting from or contained in this Agreement.

     (b) Any person entitled to receive indemnification under this Agreement (an "Indemnitee") having a claim under these indemnification provisions shall make a good faith effort to recover all losses, damages, costs and expenses from insurers of such Indemnitee under applicable insurance policies so as to reduce the amount of any Indemnifiable Loss hereunder. The amount of any Indemnifiable Loss shall be reduced (i) to the extent that Indemnitee receives any insurance proceeds with respect to an Indemnifiable Loss and (ii) to take into account any net Tax benefit recognized by the Indemnitee arising from the recognition of the Indemnifiable Loss and any payment actually received with respect to an Indemnifiable Loss.

     (c) The expiration, termination or extinguishment of any covenant or agreement shall not affect the parties' obligations under this
          Section 6 if the Indemnitee provided to the person who is required to provide indemnification under this Agreement (the "Indemnifying Party") with proper notice of the claim or event for which indemnification is sought prior to such expiration, termination or extinguishment.

     (d)  The rights and remedies of NEP and Asset Purchaser under this
          Section 6 are exclusive and in lieu of any and all other rights and remedies which NEP and Asset Purchaser may have under this Agreement or otherwise for monetary relief with respect to any payment obligation resulting from this Agreement.

     (e) NEP and Asset Purchaser each agree that, notwithstanding any provisions in this Agreement to the contrary, all parties to this Agreement retain their remedies at law or in equity with respect to willful or intentional breaches of this Agreement.

     (f) If any Indemnitee receives notice of the assertion of any claim or of the commencement of any claim, action, or proceeding made or brought by any person who is not a party to this Agreement or any affiliate of a party to this Agreement (a "Third Party Claim") with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than ten (10) calendar days after the Indemnitee's receipt of notice of such Third Party Claim. Such notice shall describe the nature of the Third Party Claim in reasonable detail and will indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee, to elect to assume the defense of any Third Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, and the Indemnitee will cooperate in good faith in such defense at such Indemnitee's own expense.

     (g) If within ten (10) calendar days after an Indemnitee provides written notice to the Indemnifying Party of any Third Party Claim the Indemnitee receives written notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of clause
          (g), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within twenty (20) calendar days after receiving notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable expenses thereof. Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within ten (10) calendar days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will be the amount of such settlement offer, plus reasonable costs and expenses paid or incurred by the Indemnitee up to the date of such notice.

     (h) Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a "Direct Claim") will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, but in any event not later than ten (10) calendar days after the Indemnitee becomes aware of such Direct Claim, and the Indemnifying Party will have a period of thirty (30) calendar days within which to respond to such Direct Claim. If the Indemnifying Party does not respond within such thirty (30) calendar day period, the Indemnifying Party will be deemed to have accepted such claim. If the Indemnifying Party rejects such claim, the Indemnitee will be free to seek enforcement of its rights to indemnification under this Agreement.

     (i) If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other entity, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith (together with interest thereon from the date of payment thereof at the prime rate then in effect of the Bank of Boston), will promptly be repaid by the Indemnitee to the Indemnifying Party. Upon making any indemnity payment, the Indemnifying Party will, to the extent of such indemnity payment, be subrogated to all rights of the Indemnitee against any third party in respect of the Indemnifiable Loss to which the indemnity payment relates; provided, however, that (i) the Indemnifying Party will then be in compliance with its obligations under this Agreement in respect of such Indemnifiable Lose and (ii) until the Indemnitee recovers full payment of its Indemnifiable Loss, any and all claims of the Indemnifying Party against any such third party on account of said indemnity payment is hereby made expressly subordinated and subjected in right of payment to the Indemnitee's rights against such third party. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights, and otherwise cooperate in the prosecution of such claims at the direction of the Indemnifying Party. Nothing in this clause (j) shall be construed to require any party hereto to obtain or maintain any insurance coverage.

     (j) A failure to give timely notice as provided herein will not affect the rights or obligations of any party hereunder except if, and only to the extent that, as a result of such failure, the party which was entitled to receive such notice was actually prejudiced as a result of such failure.

7. NEP and Asset Purchaser agree to work cooperatively and use all reasonable efforts to amend each Commitment and assign each such amended Commitment to Asset Purchaser so that NEP will be released of all further liabilities and obligations under the Commitment and Asset Purchaser will be directly in contract with the other parties to the Commitment (a "Novation"), except that, with regard to the NEP Facilities Support Agreement, such assignment will be limited to the rights and obligations of NEP as a Supporter under the NEP Facilities Support Agreement and except that NEP shall retain its Section 6 Right, subject to Asset Purchaser's option, exercisable in Asset Purchaser's sole discretion, to direct NEP to assign its Section 6 Right, in which event there shall be a Novation of the Section 6 Right. Any such Novation shall include all modifications necessary to reflect the substitution of Asset Purchaser for NEP as the party under the Commitment and to properly describe interconnection, delivery point and transmission system references and obligations in the Commitment. It is intended by the parties that all such Novations preserve the economic benefit and other rights of the Commitment to the Asset Purchaser without increasing the Asset Purchaser's obligations under the Commitment while continuing to afford to NEP the protections for its transmission system embodied in the Commitment. NEP and Asset Purchaser agree to execute all agreements and documents reasonably required by the other in connection with all such Novations.

8. This Agreement and all rights, obligations, and performances of the parties hereunder, are subject to all applicable Federal and state laws, and to all duly promulgated orders and other duly authorized action of governmental authority having jurisdiction.

9. Except as otherwise set forth in Section 5 hereof, this Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto, including by operation of law without the prior written consent of the other party, not to be unreasonably withheld, nor is this Agreement intended to confer upon any other person except the parties hereto any rights or remedies hereunder. Notwithstanding the foregoing,
     (i) the Asset Purchaser may assign all of its rights and obligations hereunder to any wholly owned Subsidiary (direct or indirect) of PG&E Corporation and upon NEP's receipt of notice from Asset Purchaser of any such assignment, the Asset Purchaser will be released from all liabilities and obligations hereunder, accrued and unaccrued, such assignee will be deemed to have assumed, ratified, agreed to be bound by and perform all such liabilities and obligations, and all references herein to Asset Purchaser shall thereafter be deemed references to such assignee, in each case without the necessity for further act or evidence by the parties hereto or such assignee; provided, however, that no such assignment and assumption shall release the Asset Purchaser from its liabilities and obligations hereunder unless the assignee shall have acquired all or substantially all of the Asset Purchaser's assets; provided, further, however, that no such assignment and assumption shall relieve or in any way discharge PG&E Corporation from the performance of its duties and obligations under the Guaranty dated August 5, 1997, executed by PG&E Corporation for the purpose of financing or refinancing the Purchased Assets (as defined in the Asset Purchase Agreement); and

     (ii) the Asset Purchaser or its permitted assignee may assign, transfer, pledge or otherwise dispose of its rights and interests hereunder to a trustee or lending institution(s) for the purpose of financing or refinancing the Purchased Assets (as defined in the Asset Purchase Agreement), including upon or pursuant to the exercise of remedies under a financing or refinancing, or by way of assignments, transfers, conveyances or dispositions in lieu thereof; provided, however, that no such assignment or disposition shall relieve or in any way discharge the Asset Purchaser or such assignee from the performance of its duties and obligations under this Agreement. NEP agrees to execute and deliver such documents as may be reasonably necessary to accomplish any such assignment, transfer, conveyance, pledge or disposition of rights hereunder so long as NEP's rights under this Agreement are not thereby altered, amended, diminished or otherwise impaired.

10. This Agreement, the Asset Purchase Agreement and any other agreement entered into by the parties pursuant to the Asset Purchase Agreement constitute the entire agreement between the parties and supersede all previous offers, negotiations, discussions, communications and correspondence. This Agreement may be amended only by a written agreement signed by the parties. This Agreement is not intended to confer upon any other person except the parties hereto any rights or remedies. The interpretation and performance of this Agreement shall be according to and controlled by the Federal Power Act and the laws of The Commonwealth of Massachusetts (regardless of the laws that might otherwise govern under applicable Massachusetts principles of conflicts of laws).

11. All payments required under this Agreement shall be paid in cash by federal or other wire transfer of immediately available funds to an account designated by the party to receive such payment.

12. This Agreement shall be of no force and effect until the Effective Date. If the Asset Purchase Agreement shall have been terminated before the occurrence of the Closing Date (as defined in the Asset Purchase Agreement), this Agreement shall, without any action of the parties hereto, terminate as of the time of the termination of the Asset Purchase Agreement. As used in this Agreement, "Effective Date" shall mean the Closing Date (as defined in the Asset Purchase Agreement).

     IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement on their behalf as of the date first above written.

                                   NEW ENGLAND POWER COMPANY


                                   By:   /s/  Michael E. Jesanis
                                   Name:   Michael E. Jesanis
                                   Title:  Vice President


                                   USGEN NEW ENGLAND, INC.


                                   By:  /s/  James V. Mahoney
                                   Name:                       James V. Mahoney
                                   Title:  Senior Vice President